CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Heritage-Crystal Clean, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Heritage-Crystal Clean, Inc. on Forms S-3 (File No. 333-262605, File No. 333-193069 and File No. 333-179496) and on Forms S-8 (File No. 333-199335, File No. 333-184569, File No. 333-149791 and File No. 333-240019).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 1, 2023